As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	04-3639825 (I.R.S Employer Identification No.)

11611 San Vicente Boulevard, Suite 500 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

Amended and Restated Banc of California, Inc. 2018 Omnibus Stock Incentive Plan
Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan
(Full titles of plans)

Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary
Banc of California, Inc.
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Sven G. Mickisch
Matthew H. Nemeroff
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 30, 2023, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 25, 2023 (the “Merger Agreement”), by and among Banc of California, Inc., a Maryland corporation ( “Banc of California”), Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Banc of California (“Merger Sub”), and PacWest Bancorp, a Delaware corporation (“PacWest”), Merger Sub merged with and into PacWest (the “First Merger”), with PacWest surviving the First Merger, and immediately following the First Merger, PacWest merged with and into Banc of California (the “Second Merger”), with Banc of California continuing as the surviving corporation of the Second Merger.

Pursuant to the terms of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each restricted stock award (a “PacWest Restricted Stock Award”) granted under the Amended and Restated PacWest Bancorp 2017 Stock Incentive Plan (the “PacWest Stock Plan”) was converted into the right to receive 0.6569 of a share of common stock, par value $0.01 per share, of Banc of California (“Common Stock”), subject to the same terms and conditions applicable to such awards immediately prior to the Effective Time, including with respect to vesting conditions, provided that non-employee director awards were fully vested at the Effective Time.

In addition, at the Effective Time, Banc of California adopted the Amended and Restated Banc of California 2018 Omnibus Stock Incentive Plan (the “A&R 2018 Plan”). The A&R 2018 Plan supersedes and replaces the Banc of California 2018 Omnibus Stock Incentive Plan (the “2018 Plan”) and the PacWest Stock Plan for awards granted to directors, officers, employees and consultants of Banc of California and its subsidiaries or affiliates after the Effective Time. Outstanding awards granted under the 2018 Plan and the PacWest Stock Plan will remain in effect and be administered under the 2018 Plan or the PacWest Stock Plan, as applicable.

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering (i) 6,300,000 shares of Common Stock, issuable pursuant to awards that may be granted under the A&R 2018 Plan, and (ii) 910,695 shares of Common Stock that were issued upon conversion, at the Effective Time, of the PacWest Restricted Stock Awards, which such converted awards were assumed by Banc of California at the Effective Time, in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this Registration Statement, as permitted by law, Banc of California “incorporates by reference” information from other documents that Banc of California files with the Securities and Exchange Commission (the “SEC”). This means that Banc of California can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by Banc of California are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023;

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 8, 2023, for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023, and for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023;

•
Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of the Form 8-K), filed with the SEC on February 13, 2023, February 23, 2023, May 15, 2023, July 6, 2023, July 25, 2023 (two reports), July 28, 2023, October 19, 2023, October 27, 2023,  November 14, 2023 and November 22, 2023; and

•
The description of the Common Stock set forth in the applicable Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, the following documents filed with the SEC by PacWest are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023.

In addition, all documents filed by Banc of California pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Banc of California’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with the proceeding unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Banc of California’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law. Additionally, Banc of California has entered into indemnification agreements with certain officers and directors of Banc of California, which supplement the indemnification provisions of Banc of California’s charter by contractually obligating Banc of California to indemnify, and to advance expenses to, such persons to the fullest extent permitted by applicable law.

Under a directors’ and officers’ liability insurance policy, directors and officers of Banc of California are insured against certain liabilities.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated into this item by reference.

Item 9.          Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.1
Second Articles of Restatement of Banc of California, Inc., restated as of June 4, 2018 (incorporated by reference to Exhibit 3.2 of Banc of California’s Current Report on Form 8-K filed with the SEC on June 5, 2018).

4.2
Banc of California, Inc. Articles of Amendment, effective as of November 30, 2023 (incorporated by reference to Exhibit 3.2 of Banc of California’s Current Report on Form 8-K filed with the SEC on December 1, 2023).

4.3
Banc of California, Inc. Articles Supplementary designating a new class of non-voting, common-equivalent stock, effective as of November 28, 2023 (incorporated by reference to Exhibit 3.3 of Banc of California’s Current Report on Form 8-K filed with the SEC on December 1, 2023).

4.4
Banc of California, Inc. Articles Supplementary designating a new class of preferred stock, effective as of November 28, 2023 (incorporated by reference to Exhibit 3.4 of Banc of California’s Current Report on Form 8-K filed with the SEC on December 1, 2023).

4.5
Sixth Amended and Restated Bylaws of Banc of California, Inc., amended as of May 11, 2023 (incorporated by reference to Exhibit 3.1 of Banc of California’s Current Report on Form 8-K filed with the SEC on May 15, 2023).

4.6
Specimen of certificate representing Banc of California, Inc.’s common stock, par value $0.01 per share (incorporated by reference to Exhibit 4 to Banc of California’s Registration Statement on Form S-1 filed with the SEC on March 28, 2002).

5.1*	Opinion of Silver, Freedman, Taff & Tiernan LLP.

10.1
Amended and Restated Banc of California, Inc. 2018 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to Banc of California’s Current Report on Form 8-K filed with the SEC on December 1, 2023).

10.2*	Amended and Restated PacWest 2017 Stock Incentive Plan.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Silver, Freedman, Taff & Tiernan LLP, included in the opinion filed as Exhibit 5.1 and incorporated herein by reference.

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Banc of California certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on December 1, 2023.

BANC OF CALIFORNIA, INC.

By:	/s/ Ido Dotan
Name:	Ido Dotan
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on December 1, 2023.

/s/ Jared Wolff
Jared Wolff	President/Chief Executive Officer/Director (Principal Executive Officer)

/s/ Joseph Kauder
Joseph Kauder	Executive Vice President/Chief Financial Officer (Principal Financial Officer)

/s/ Monica Sparks
Monica Sparks	Executive Vice President/Chief Accounting Officer (Principal Accounting Officer)

/s/ John M. Eggemeyer, III
John M. Eggemeyer, III	Chairman

/s/ James A. “Conan” Barker
James A. “Conan” Barker	Director

/s/ Paul R. Burke
Paul R. Burke	Director

/s/ Mary A. Curran
Mary A. Curran	Director

/s/ Shannon F. Eusey
Shannon F. Eusey	Director

/s/ Richard J. Lashley
Richard J. Lashley	Director

/s/ Susan E. Lester
Susan E. Lester	Director

/s/ Joseph J. Rice
Joseph J. Rice	Director

/s/ Todd Schell
Todd Schell	Director

/s/ Vania E. Schlogel
Vania E. Schlogel	Director

/s/ Andrew Thau
Andrew Thau	Director